Exhibit 99.2

LETTER TO EMPLOYEES

April 17, 2017

Announcement: Agreement to be Acquired by AMETEK

All,

Today we announced that we have entered into an agreement to be acquired by AMETEK, Inc.

Over the past several years, we have made a number of changes to our organization to make us stronger and position us for future success but there is only so much we can do as a standalone organization in an increasingly global economy. Our Board of Directors believes this transaction with AMETEK is the best path forward to maximize shareholder value and to position our company for long-term success. This transaction will present increased opportunities that will benefit our customers as well as our employees.

The announcement today is a major milestone and comes a little less than one year after we proudly celebrated our 50th anniversary. However, the signing of the agreement does not mean the transaction is completed. Until the merger closes, which is expected to take place in the late second quarter or early third quarter, MOCON will continue to operate as a separate standalone company and our focus should continue to be on doing our best to fulfill our commitments to our customers, shareholders and to each other.

We recognize that many of you have questions and we ask that you attend one of the information sessions that will be taking place this week. Representatives from AMETEK and the MOCON executive leadership team will present. For our US employees, we will hold information sessions later today, and in recognition of the fact that today is a holiday in Europe, we will be holding one in Denmark on Tuesday and another in Germany on Wednesday. All employees who are in other locations, including home offices, will be invited to conference in to one of these sessions. Please watch for an invitation to arrive in your email.

In addition, as a result of today’s announcement, you are likely to see increased media attention focused on MOCON. It is important for us to have a clear and consistent message, so inquiries you may receive from the media, customers or anyone else should be directed to Elissa Lindsoe, MOCON’s chief financial officer, at +1 763-493-7263 or elissa.lindsoe@mocon.com.

I, along with our entire Board and the rest of the management team, am excited about the opportunities this transaction will bring for you and for our business. I am tremendously proud of our accomplishments over the past 50+ years and look forward to continued success as a part of a larger, more diversified enterprise. Thank you for your commitment to making MOCON a company of which we are very proud!

Sincerely,

Robert Demorest

President & CEO

MOCON, Inc.

Important Additional Information

In connection with the proposed merger, MOCON intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, MOCON will mail or otherwise make available the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MOCON FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by MOCON with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, all of these materials (and all other materials filed by MOCON with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders may also obtain free copies of the documents filed by MOCON with the SEC by contacting our CFO at MOCON, Inc. 7500 Mendelssohn Avenue North, Minneapolis, MN 55428; telephone number (763) 493-6370.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. MOCON, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of MOCON in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of MOCON’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, which may, in some cases, differ from those of MOCON’s shareholders generally, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in MOCON’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 13, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 9, 2017. To the extent the holdings of MOCON securities by MOCON’s directors and executive officers have changed since the amounts printed in the latest proxy statement of Form 10-K, such changes have been or will be reflect on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via MOCON’s Investor Relations section of its website at www.mocon.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) MOCON may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of MOCON may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) MOCON may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in MOCON’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of MOCON’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, MOCON undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.